Exhibit 2.01

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

§
In re:	§	Chapter 11
§
MEMORIAL PRODUCTION	§	Case No. 17- ( )
PARTNERS LP, et al.,	§
	§	(Joint Administration Requested)
Debtors.[1]	§
§

JOINT PLAN OF REORGANIZATION OF MEMORIAL PRODUCTION

PARTNERS LP, ET AL. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP Alfredo R. Pérez 700 Louisiana Street, Suite 1700 Houston, Texas 77002 Telephone: (713) 546-5000 Facsimile: (713) 224-9511	WEIL, GOTSHAL & MANGES LLP Gary T. Holtzer Joseph H. Smolinsky 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007

Proposed Counsel for the Debtors and Debtors in Possession

Dated: January 16, 2017
Houston, Texas

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Memorial Production Partners LP (6667); Memorial Production Partners GP LLC; MEMP Services LLC (1887); Memorial Production Operating LLC; Memorial Production Finance Corporation (3356); WHT Energy Partners LLC; WHT Carthage LLC; Memorial Midstream LLC; Beta Operating Company, LLC; Columbus Energy, LLC; Rise Energy Operating, LLC; Rise Energy Minerals, LLC; Rise Energy Beta, LLC; San Pedro Bay Pipeline Company (1234); and Memorial Energy Services LLC. The Debtors’ mailing address is 500 Dallas Street, Suite 1600, Houston, Texas 77002.

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		Page

12.8.	Governing Law	47

12.9.	Time	47

12.10.	Immediate Binding Effect	47

12.11.	Successor and Assigns	47

12.12.	Entire Agreement	47

12.13.	Notices	47

Exhibit A        Unsecured Noteholder Plan Support Agreement

            Exhibit A        Unsecured Noteholder Restructuring Term Sheet

                        Annex 1        Defined Terms

                        Annex 2        Exit Credit Facility Term Sheet

                        Annex 3        Restructuring Transactions

                        Annex 4        Management Incentive Term Sheet

            Exhibit B        Form of Joinder Agreement

Exhibit B        RBL Plan Support Agreement

            Exhibit A        RBL Restructuring Term Sheet

                        Annex 1        Defined Terms

                        Annex 2        Exit Credit Facility Term Sheet

                        Annex 3        Restructuring Transactions

                        Annex 4        Management Incentive Term Sheet

            Exhibit B        Form of Joinder Agreement

            Exhibit C        Form of Interim Cash Collateral Order

            Exhibit D        Form of Interim Hedging Order

Each of Memorial Production Partners LP, Memorial Production Partners GP LLC, MEMP Services LLC, Memorial Production Operating LLC, Memorial Production Finance Corporation, WHT Energy Partners LLC, WHT Carthage LLC, Memorial Midstream LLC, Beta Operating Company, LLC, Columbus Energy, LLC, Rise Energy Operating, LLC, Rise Energy Minerals, LLC, Rise Energy Beta, LLC, San Pedro Bay Pipeline Company, and Memorial Energy Services LLC propose the following joint chapter 11 plan of reorganization for each of the Debtors pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Section 1.A.

SECTION 1.    DEFINITIONS AND INTERPRETATION.

A.    Definitions.

1.1.    6.875% Senior Unsecured Notes Claim means any Claim arising from, or related to, the 6.875% Senior Unsecured Notes.

1.2.    6.875% Senior Unsecured Note Indenture means that certain indenture dated as of July 17, 2014, by and among Memorial Parent and Memorial Production Finance Corporation, as issuers, each of the guarantors party thereto, and Wilmington Trust, National Association, as successor trustee, as amended, modified, or otherwise supplemented from time to time.

1.3.    6.875% Senior Unsecured Notes means the 6.875% Senior Unsecured Notes due 2022 issued pursuant to the 6.875% Senior Unsecured Note Indenture in the aggregate outstanding principal amount of $464,965,000, plus all accrued prepetition interest, fees, and other expenses due under the 6.875% Senior Unsecured Notes.

1.4.    7.625% Senior Unsecured Notes Claim means any Claim arising from, or related to, the 7.625% Senior Unsecured Notes.

1.5.    7.625% Senior Unsecured Note Indenture means that certain indenture, dated as of April 17, 2013, by and among Memorial Parent and Memorial Production Finance Corporation, as issuers, each of the guarantors party thereto, and Wilmington Trust, National Association, as successor trustee, as amended, modified, or otherwise supplemented from time to time.

1.6.    7.625% Senior Unsecured Notes means the 7.625% Senior Unsecured Notes due 2021 issued pursuant to the 7.625% Senior Unsecured Note Indenture in the aggregate outstanding principal amount of $646,287,000, plus all accrued prepetition interest, fees, and other expenses due under the 7.625% Senior Unsecured Notes.

1.7.    AcquisitionCo means the Delaware corporation to be formed by Memorial Parent NewCo in accordance with the Restructuring Transactions.

1.8.    Ad Hoc Group means the group of noteholders that own or manage with the authority to act on behalf of the beneficial owners of the Unsecured Notes that have executed the Unsecured Noteholder Plan Support Agreement, and such other noteholders that may enter into the Unsecured Noteholder Plan Support Agreement from time to time.

1.9.    Administrative Expense Claim means any Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b) or 507(a)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred from and after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) Professional Fee Claims; (c) Restructuring Expenses; and (d) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

1.10.    Allowed means, with reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance has been interposed in accordance with Section 7.2 hereof, or (ii) as to which any objection has been determined by a Final Order of the Bankruptcy Court to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (c) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

1.11.    Amended and Restated Swap Agreements means certain amended and restated swap agreements between the Debtors and the Continuing Hedging Lenders, governed by a master agreement substantially in the form attached to the Interim Hedging Order as Exhibit 1.

1.12.    Amended Organizational Documents means the forms of certificate of formation, certification of incorporation, partnership agreement, limited liability company agreement, and other forms of organizational documents and bylaws for the Reorganized Debtors consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable. To the extent such Amended Organizational Documents reflect material changes to the Debtors’ existing forms of organizational documents and bylaws, substantially final forms of such Amended Organizational Documents will be included in the Plan Supplement.

1.13.    Asset Acquisition shall have the meaning set forth in Section 5.12 of the Plan.

1.14.    Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.15.    Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases.

1.16.    Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

1.17.    Benefit Plans means all benefit plans, policies, and programs sponsored by the Debtors, including all savings plans and health and welfare plans.

1.18.    Beta P&A Obligations means the obligations of any Debtor to abandon, restore, and remediate certain interests owned by such entity, as more fully described in the Beta Trust Settlement Agreement.

1.19.    Beta Previous Owners means Aera Energy LLC, Noble Energy, Inc., and SWEPI LP together with their respective predecessors, successors, and assigns.

1.20.    Beta Trust Agreement means that certain Supplemental Bond for Decommissioning Liabilities Trust Agreement, dated as of March 1, 2007, by and among U.S. Bank National Association, as trustee, Pacific Energy Resources Ltd., as settlor, and the Minerals Management Service of the United States Department of the Interior, as beneficiary, as amended, modified, or supplemented from time to time, including by that certain Amendment to Supplemental Bond for Decommissioning Liabilities Trust Agreement, dated as of May 14, 2010, by and among (i) the United States of America, acting by and through the Minerals Management Service of the United States Department of the Interior, as beneficiary, (ii) Rise Energy Beta, LLC, SP Beta Properties, LLC, and Beta Operating Company, LLC, collectively, as successor settlor, and (iii) U.S. Bank National Association, as trustee.

1.21.    Beta Trust Claims means any Claim held by the Beta Trust Direct Beneficiary or a Beta Previous Owner arising from, or related to, the Beta Trust Documents, including, without limitation, any Claims for reimbursement, contribution, or subrogation under section 502(e) of the Bankruptcy Code.

1.22.    Beta Trust Direct Beneficiary means the United States of America, acting by and through the Bureau of Ocean Energy Management, United States Department of the Interior.

1.23.    Beta Trust Documents means the Beta Trust Settlement Agreement, the Beta Trust Agreement, and any security documents, instruments, or other agreements executed in connection with any of the foregoing.

1.24.    Beta Trust Memorial Cash Deposit means that portion of the Beta Trust corpus attributable to Cash deposits made by the Debtors, which portion is equal to approximately $62,000,000.

1.25.    Beta Trust Pre-Existing Cash Deposit means that portion of the Beta Trust corpus attributable to Cash deposits made by Persons other than the Debtors, which portion is equal to approximately $90,000,000.

1.26.    Beta Trust Settlement Agreement means that certain Settlement Agreement, dated as of December 30, 2009, by and among Pacific Energy Resources Ltd., Rise Energy Beta, LLC, SP Beta Properties, LLC, Aera Energy LLC, Noble Energy, Inc., and SWEPI LP.

1.27.    Beta Trustee means U.S. Bank National Association solely in its capacity as trustee of the Beta Trust.

1.28.    Beta Replacement Sureties means the surety bonds in the aggregate amount of $62,000,000 that secure any Debtor’s performance of the Beta P&A Obligations.

1.29.    Business Day means any day other than a Saturday, a Sunday or any other day on which banking institutions in Houston, Texas are required or authorized to close by law or executive order.

1.30.    Cash means legal tender of the United States of America.

1.31.    Cash Collateral Orders means, collectively, the interim order authorizing the use of prepetition collateral (including cash collateral) and granting adequate protection to the RBL Credit Facility Secured Parties and the final order granting such relief, entered by the Bankruptcy Court on [DATES], respectively which final order shall be substantially in the form of the interim cash collateral order attached to the RBL Plan Support Agreement as Exhibit C, with such modifications thereto as are acceptable to the RBL Credit Facility Agent and the Debtors and reasonably acceptable to the Requisite Noteholders.

1.32.    Causes of Action means any action, claim, right, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, proceeding, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

1.33.    Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on January 16, 2017, in the Bankruptcy Court and styled In re Memorial Production Partners LP, et al., Case No. 17–[            ] (        ).

1.34.    Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

1.35.    Class means any group of Claims or Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

1.36.    Confirmation means the entry on the docket of the Chapter 11 Cases of the Confirmation Order.

1.37.    Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.38.    Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.39.    Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be consistent in all respects with this Plan, which order shall be in form and substance reasonably acceptable to the Debtors, the RBL Credit Facility Agent, and the Requisite Noteholders.

1.40.    Consenting Creditors means, collectively, the Consenting Lenders and the Consenting Noteholders.

1.41.    Consenting Lenders means the RBL Credit Facility Lenders, solely in their capacities as such, that are party to the RBL Plan Support Agreement together with their respective successors and permitted assigns that have become party to the RBL Plan Support Agreement pursuant to a joinder agreement thereto.

1.42.    Consenting Noteholders means the Unsecured Noteholders that are party to the Unsecured Noteholder Plan Support Agreement together with their respective successors and permitted assigns and any subsequent Unsecured Noteholder that becomes party to the Unsecured Noteholder Plan Support Agreement in accordance with the terms of the Unsecured Noteholder Plan Support Agreement.

1.43.    Consummation means the occurrence of the Effective Date for the Plan.

1.44.    Continuing Hedging Lenders means the Consenting Lenders identified on Exhibit 2 to the Interim Hedging Order, in their capacities as such.

1.45.    Contributed Notes Claims means the Allowed Unsecured Notes Claims contributed to Contribution LLC by the Contributing Noteholders pursuant to the Restructuring Transactions.

1.46.    Contribution LLC means one or more Delaware limited liability companies formed by the Contributing Noteholders in accordance with the Restructuring Transactions; provided that (a) all Contributing Noteholders beneficially owning 10% or more of the aggregate outstanding principal amount of the Unsecured Notes shall contribute all of their Contributed Notes Claims to the same limited liability company, (b) all other Contributing Noteholders shall contribute their Contributed Notes Claims to the minimum number of limited liability companies that would result in no such limited liability company beneficially owning Contributed Notes Claims representing greater than 9.99% of the aggregate outstanding principal amount of the Unsecured Notes (such percentages, in each of clauses (a) and (b) above, to be determined immediately prior to such contribution) and (c) no Contributing Noteholder shall contribute its Contributed Notes Claims to more than one such limited liability company. Notwithstanding the foregoing, the Debtors acknowledge that they and the Contributing Noteholders intend to structure the foregoing transactions in such a way that the Restructuring Transactions would not be reasonably likely to result in the New Common Shares beneficially owned by any Contributing Noteholder being subject to any additional or greater restrictions on transferability under the Securities Act of 1933 or any other applicable securities law than such New Common Shares would have been subject to if such Contributing Noteholder had not been a Contributing Noteholder.

1.47.    Contributing Noteholders means certain of the Consenting Noteholders who hold in the aggregate at least 52% (but no more than 77%), or such lesser amount as reasonably determined by counsel to the Consenting Noteholders and the Debtors, of the Allowed Unsecured Notes Claims.

1.48.    Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) permit the Debtors to assume such executory contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.49.    Debtor Affiliates means the Debtors, other than Memorial Parent.

1.50.    Debtors means Memorial Parent, Memorial General Partner, MEMP Services LLC, Memorial Production Operating LLC, Memorial Production Finance Corporation, WHT Energy Partners LLC, WHT Carthage LLC, Memorial Midstream LLC, Beta Operating Company, LLC, Columbus Energy, LLC, Rise Energy Operating, LLC, Rise Energy Minerals, LLC, Rise Energy Beta, LLC, San Pedro Bay Pipeline Company, and Memorial Energy Services LLC.

1.51.    Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.52.    Definitive Documents means the documents and agreements (including any related instruments, schedules, or exhibits) that are necessary or desirable to implement, or otherwise relate to, the Restructuring, including the Plan Support Agreements, the Plan (including any plan supplements and all of the schedules, documents, and exhibits contained therein), the Disclosure Statement and the other solicitation materials with respect to the Plan, any order approving the Disclosure Statement, the Confirmation Order, and the Exit Credit Agreement, in each case on terms and conditions consistent with the Restructuring Term Sheets and otherwise in form and substance reasonably acceptable to the Debtors, the RBL Credit Facility Agent, and the Requisite Noteholders; provided, that with respect to the New Shareholders Agreement, the Memorial Limited Partner Warrants, and the Management Incentive Plan, the RBL Credit Facility Agent shall only have such consent right with respect to terms that would reasonably be expected to adversely affect the RBL Credit Facility Agent, the Consenting Lenders, and/or the Continuing Hedging Lenders; provided, further, that the Exit Credit Agreement shall be acceptable to the Exit Credit Facility Agent, the Requisite Lenders, the Continuing Hedging Lenders and the Debtors.

1.53.    Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of the Plan not to be Allowed.

1.54.    Disbursing Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Section 6.3 hereof.

1.55.    Disclosure Statement means the disclosure statement for the Plan prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and other applicable law.

1.56.    Disputed means with respect to a Claim or Interest, any such Claim or Interest (a) to the extent neither Allowed nor Disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a proof of claim or interest for payment has been made, to the extent the Debtors or any party in interest has interposed a timely objection or request for estimation before the Confirmation Date in accordance with the Plan, which objection or request for estimation has not been withdrawn or determined by a Final Order.

1.57.    Distribution Record Date means the Effective Date of the Plan.

1.58.    DTC means The Depository Trust Company.

1.59.    Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Section 9 hereof have been satisfied or waived in accordance with the terms of the Plan.

1.60.    Estate or Estates means individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.61.    Exculpated Parties means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the holders of RBL Credit Facility Claims; (d) the RBL Credit Facility Agent; (e) the RBL Credit Facility Secured Parties; (f) the Unsecured Noteholders; (g) the Unsecured Notes Trustee; (h) the Consenting Creditors; (i) the Continuing Hedging Lenders; (j) the Exit Credit Facility Agent; (k) the Exit Credit Facility Lenders; (l) the Exit Credit Facility Issuing Bank, and (m) with respect to each of the foregoing entities in clauses (a) through (l), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, shareholders (regardless of whether such interests are held directly or indirectly), managers, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such persons’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

1.62.    Exit Credit Agreement means the amended and restated credit agreement, to be effective as of the Effective Date, that will govern the Exit Credit Facility, containing terms consistent with the Plan Support Agreements, including the Exit Credit Facility Term Sheet.

1.63.    Exit Credit Facility means the new senior secured reserve-based revolving loan and letter of credit facility entered into by Reorganized MPO, as borrower, AcquisitionCo, as parent guarantor, the other Reorganized Debtors that constitute Material Subsidiaries (as defined in the “Exit Credit Facility Term Sheet” attached as Annex 2 to the RBL Restructuring Term Sheet), the Exit Credit Facility Agent, the Exit Credit Facility Lenders, and the Exit Credit Facility Issuing Bank under the Exit Credit Facility Loan Documents, which facility shall have a maximum commitment amount of $1,000 million and an initial borrowing base consistent with the Exit Credit Facility Term Sheet.

1.64.    Exit Credit Facility Agent means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Exit Credit Agreement.

1.65.    Exit Credit Facility Issuing Bank means Wells Fargo Bank, National Association (including its predecessors, successors and assigns) in its capacity as issuing bank under the Exit Credit Facility.

1.66.    Exit Credit Facility Lenders means, collectively, the Exit Credit Facility Revolver Lenders and the Exit Credit Facility Term Lenders.

1.67.    Exit Credit Facility Loan Documents means the Exit Credit Agreement and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust, and other documents or instruments to be executed or delivered in connection with the Exit Credit Facility, which shall be acceptable to the Debtors, the Exit Credit Facility Agent, the Requisite Lenders, and the Continuing Hedging Lenders.

1.68.    Exit Credit Facility Obligations means all obligations of the Reorganized Debtors or any other loan party under the Exit Credit Facility Loan Documents.

1.69.    Exit Credit Facility Revolver Lenders means the RBL Credit Facility Lenders that elect on the ballot to be revolving loan lenders under the Exit Credit Facility pursuant to the terms of this Plan, including any applicable assignees and participants thereof.

1.70.    Exit Credit Facility Term Lenders means RBL Credit Facility Lenders that do not elect on the ballot to be revolving loan lenders under the Exit Credit Facility pursuant to the terms of the Plan, if any, including any applicable assignees and participants thereof.

1.71.    Exit Credit Facility Term Sheet means each of the “Exit Facility Term Sheets” attached as Annex 2 to each of the Restructuring Term Sheets.

1.72.    Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.73.    General Unsecured Claim means any Claim (other than the Unsecured Notes Claims or any Intercompany Claims) as of the Petition Date that neither secured by collateral nor entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.

1.74.    Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.75.    Hedging Orders means, collectively, the Interim Hedging Order and the final order granting such relief, entered by the Bankruptcy Court on [DATES], respectively.

1.76.    Impaired means, with respect to a Claim, Interest or Class of Claims or Interests, “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

1.77.    Intercompany Claim means any Claim against a Debtor held by another Debtor.

1.78.    Intercompany Interest means any Interest in a Debtor held by another Debtor or an Interest in a Debtor held by an affiliate of a Debtor (other than any Memorial Parent Interests).

1.79.    Interests means any ownership interest in any Debtor, including all partnership interests, common stock or units, preferred stock or units, or other instruments evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interests in a Debtor that existed immediately before the Effective Date.

1.80.    Interim Hedging Order means the interim order authorizing the Debtors to maintain outstanding prepetition hedging positions and enter into postpetition hedging positions with the Continuing Hedging Lenders pursuant to the Amended and Restated Swap Agreements, entered by the Bankruptcy Court on [DATE].

1.81.    Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.82.    Management Incentive Plan means the post-Restructuring management incentive plan, to be implemented by the New Board, in the form to be filed as a part of the Plan Supplement, under which 10% of the New Common Shares (including New Common Shares issuable under the Management Incentive Plan but excluding New Common Shares issuable under the Memorial Limited Partner Warrants) will be reserved for issuance as awards under the Management Incentive Plan in accordance with Section 5.9 below.

1.83.    Memorial General Partner means Memorial Production Partners GP LLC.

1.84.    Memorial Limited Partner means a holder of Memorial Parent Interests other than Memorial General Partner.

1.85.    Memorial Limited Partner New Common Shares means New Common Shares representing in the aggregate 2% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants, to be distributed on a Pro Rata basis to the Memorial Limited Partners in accordance with, and subject to the limitations set forth in, Section 4.9 below.

1.86.    Memorial Limited Partner Warrants means the cashless warrants to purchase New Common Shares representing 8% of the total issued and outstanding New Common Shares on the Effective Date (including New Common Shares issuable upon full exercise of the Memorial Limited Partner Warrants but excluding any New Common Shares issued pursuant to the Management Incentive Plan), subject to dilution by the Management Incentive Plan, exercisable for a five (5) year period commencing on the Effective Date at a per share exercise price equal to the principal and accrued interest on the Unsecured Notes as of December 31,

2016 divided by the number of issued and outstanding New Common Shares (including New Common Shares issuable upon full exercise of the Memorial Limited Partner Warrants but excluding any New Common Shares issued pursuant to the Management Incentive Plan), and with such other terms as more fully set forth in the Memorial Limited Partner Warrant Agreement, which shall be distributed in accordance with, and subject to the limitations set forth in, Section 4.9 below.

1.87.    Memorial Limited Partner Warrant Agreement means the warrant agreement that will govern the terms of the Memorial Limited Partner Warrants, the form of which shall be included in the Plan Supplement.

1.88.    Memorial Parent means Memorial Production Partners LP.

1.89.    Memorial Parent Interests means any Interests in Memorial Parent.

1.90.    Memorial Parent NewCo means the corporation organized under the laws of the State of Delaware to be formed on or before the Effective Date that will become the corporate parent for the Reorganized Debtors on the Effective Date.

1.91.    New Board means the board of directors of Memorial Parent NewCo.

1.92.    New Common Shares means the shares of common stock, par value $0.01 per share, of Memorial Parent NewCo to be issued on the Effective Date under this Plan, and shall also refer to the shares of common stock reserved for issuance upon exercise of the Memorial Limited Partner Warrants, under the Management Incentive Plan or as otherwise permitted pursuant to the Amended Organizational Documents.

1.93.    New Common Shares Allocation Schedule means the allocation schedule summarizing the pro forma equity ownership of Memorial Parent NewCo to be filed as a part of the Plan Supplement.

1.94.    New Stockholders Agreement means that certain Stockholders Agreement, dated as of the Effective Date, between Memorial Parent NewCo, the Unsecured Noteholders (other than the Contributing Noteholders), and Contribution LLC, in accordance with Section 5.7 hereof.

1.95.    Other Priority Claim means any Claim against any of the Debtors entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code (other than an Administrative Expense Claim or a Priority Tax Claim).

1.96.    Other Secured Claim means a Secured Claim, other than an Administrative Expense Claim, a Priority Tax Claim, an RBL Credit Facility Claim, or any other Secured Claim that receives alternative treatment under the Plan.

1.97.    Person means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, Governmental Unit or other entity (as defined in section 101(15) of the Bankruptcy Code).

1.98.    Petition Date means January 16, 2017, the date on which each of the respective Debtors filed its voluntary petition for reorganization relief under chapter 11 of the Bankruptcy Code.

1.99.    Plan means this joint chapter 11 plan of reorganization, including the exhibits hereto (including the Plan Supplement), as the same may be amended or modified from time to time in accordance with the terms hereof and in the RBL Plan Support Agreement and Unsecured Noteholder Plan Support Agreement.

1.100.    Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms (in each case, subject to the consent rights set forth in the Unsecured Noteholder Plan Support Agreement and RBL Plan Support Agreement, as applicable) of the Amended Organizational Documents, the Exit Credit Agreement, the New Common Shares Allocation Schedule, the Management Incentive Plan, the New Stockholders Agreement, the Memorial Limited Partner Warrant Agreement, the Registration Rights Agreement, the Schedule of Rejected Contracts and Leases, and, to the extent known, with respect to the members of the New Board, information required to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code that will be filed with the Bankruptcy Court no later than two (2) Business Days before the Confirmation Hearing; provided, that, through the Effective Date, the Debtors shall have the right to amend documents contained in, and exhibits to, the Plan Supplement provided that the documents constituting the Plan Supplement (as may be amended) shall be consistent with the Unsecured Noteholder Plan Support Agreement and RBL Plan Support Agreement and subject to the consent rights set forth in the Unsecured Noteholder Plan Support Agreement and RBL Plan Support Agreement, as applicable.

1.101.    Plan Support Agreements means, collectively, the RBL Plan Support Agreement and the Unsecured Noteholder Plan Support Agreement.

1.102.    Priority Tax Claim means any secured or unsecured Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.103.    Professionals means the professional Persons retained in the Chapter 11 Cases by the Debtors or any statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

1.104.    Professional Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date and on or before the Effective Date by the Professionals.

1.105.    Professional Fee Escrow Account means an interest-bearing escrow account in an amount equal to the Professional Fee Reserve Amount funded by the Debtors or by the Reorganized Debtors, as applicable, and maintained on and after the Effective Date by the Reorganized Debtors solely for the purpose of paying all Allowed and unpaid Professional Fee Claims.

1.106.    Professional Fee Reserve Amount means the aggregate of all accrued and unpaid Professional Fee Claims through the Effective Date as may be estimated in accordance with Section 2.2 hereof.

1.107.    Pro Rata means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of Allowed Claims or Interests in that Class, or the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Class under the Plan.

1.108.    RBL Credit Agreement or RBL Credit Facility means that certain Credit Agreement, dated as of December 14, 2011, by and among Memorial Production Operating LLC, as borrower, Memorial Parent, as parent guarantor, the RBL Credit Facility Agent, the RBL Credit Facility Lenders, and the other parties party thereto, as amended, restated, supplemented, or otherwise modified prior to the date hereof.

1.109.    RBL Credit Facility Agent means Wells Fargo Bank, National Association (including its predecessors, successors, and assigns) in its capacity as administrative agent under the RBL Credit Agreement.

1.110.    RBL Credit Facility Claims means all Claims against the Debtors arising under or in connection with the RBL Credit Facility Loan Documents, the Secured Swap Agreements, agreements with Bank Products Providers for Bank Products (both as defined in the RBL Credit Agreement), and all documents relating thereto, including, without limitation, all Claims against the Debtors of the RBL Credit Facility Secured Parties in their capacities as such.

1.111.    RBL Credit Facility Lenders means the lenders from time to time party to the RBL Credit Agreement as lenders thereunder, including any applicable assignees and participants thereof.

1.112.    RBL Credit Facility Loan Documents means, collectively, the RBL Credit Agreement, the “Loan Documents” (as defined in the RBL Credit Agreement) and all related amendments, supplements, ancillary agreements, notes, pledges, collateral agreements, loan and security agreements, instruments, mortgages, control agreements, deeds of trust, and other documents or instruments executed or delivered in connection with the RBL Credit Facility, in each case as amended, restated, supplemented, or otherwise modified prior to the date hereof.

1.113.    RBL Credit Facility Secured Parties means, collectively, the RBL Credit Facility Agent, the RBL Credit Facility Lenders, the “Issuing Bank,” and each “Secured Swap Provider,” “Bank Products Provider,” and “Indemnified Party” (as such terms are defined in the RBL Credit Agreement).

1.114.    RBL Plan Support Agreement means that certain Plan Support Agreement, dated as of January 13, 2017, by and among the Debtors, the Consenting Lenders, and the Continuing Hedging Lenders, as may be amended, supplemented or modified from time to time in accordance with the terms thereof, together with the exhibits and annexes attached thereto, a copy of which, with individual holdings redacted from the signature pages, is annexed hereto as Exhibit B.

1.115.    RBL Restructuring Term Sheet means the restructuring term sheet attached to the RBL Plan Support Agreement as Exhibit A, including any schedules, exhibits, and annexes attached thereto and as may be modified in accordance with Section 11 thereof.

1.116.    Registration Rights Agreement means the registration rights agreement, dated as of the Effective Date, between the Memorial Parent NewCo and the Registration Rights Parties, in accordance with Section 5.7 hereof.

1.117.    Registration Rights Parties means Contribution LLC and those Unsecured Noteholders, if any, that (a) beneficially own at least 10% of the New Common Shares or (b) furnish an opinion of legal counsel to the effect that such Unsecured Noteholder could reasonably be considered to be an affiliate of Memorial Parent Newco for purposes of Rule 144 of the Securities Act of 1933, as amended.

1.118.    Reinstate, Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, or (b) if applicable under section 1124 of the Bankruptcy Code: (i) curing all prepetition and postpetition defaults other than defaults relating to the insolvency or financial condition of the applicable Debtor or its status as a debtor under the Bankruptcy Code; (ii) reinstating the maturity date of the Claim; (iii) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a contractual provision or such applicable law allowing the Claim’s acceleration; and (iv) not otherwise altering the legal, equitable or contractual rights to which the Claim entitles the holder thereof.

1.119.    Rejecting Class means an Impaired Class that does not vote to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

1.120.    Released Parties means each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the holders of RBL Credit Facility Claims, (d) the RBL Credit Facility Agent; (e) the RBL Credit Facility Secured Parties; (f) the Unsecured Noteholders; (g) the Unsecured Notes Trustee; (h) the Consenting Creditors; (i) the Continuing Hedging Lenders; (j) the Exit Credit Facility Agent; (k) the Exit Credit Facility Lenders; (l) the Exit Credit Facility Issuing Bank, and (m) with respect to each of the foregoing entities in clauses (a) through (l), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, and all of their respective current and former officers, directors, principals, shareholders (regardless of whether such interests are held directly or indirectly), managers, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such persons’ respective heirs, executors, estates, servants, and nominees, in each case in their capacity as such.

1.121.    Releasing Parties means each of: (a) the Unsecured Notes Trustee, (b) the holders of Unsecured Notes Claims, (c) the holders of all Claims or Interests who vote to accept the Plan, (d) the holders of Claims or Interests that are Unimpaired under the Plan, (e) the holders of Claims or Interests whose vote to accept or reject the Plan is solicited but who do not vote either to accept or to reject the Plan, and (f) the holders of Claims or Interests who vote to reject the Plan but do not opt out of granting the releases set forth herein, and (g) with respect to each of the foregoing entities in clauses (a) through (f), such entities’ predecessors, successors, assigns, subsidiaries, and affiliates.

1.122.    Reorganized Debtors means the Debtors, as reorganized on the Effective Date in accordance with the Plan, including (with respect to Memorial Parent) Memorial Parent NewCo and AcquisitionCo.

1.123.    Reorganized Debtor Affiliates means the Debtor Affiliates, as reorganized on the Effective Date in accordance with the Plan.

1.124.    Reorganized MPO means Memorial Production Operating LLC, as reorganized on the Effective Date in accordance with the Plan.

1.125.    Requisite Creditors means the Requisite Lenders and the Requisite Noteholders.

1.126.    Requisite Lenders means, as of the date of determination, Consenting Lenders holding at least a majority in amount of the outstanding principal amount of the RBL Loans (as defined in the RBL Plan Support Agreement).

1.127.    Requisite Noteholders means, as of the date of determination, Consenting Noteholders holding at least a majority in aggregate principal amount outstanding of the Unsecured Notes held by the Consenting Noteholders as of such date.

1.128.    Restructuring means the proposed financial restructuring pursuant to, and in accordance with, the Unsecured Noteholder Plan Support Agreement, the RBL Plan Support Agreement, this Plan, and the Definitive Documents.

1.129.    Restructuring Expenses means (i) all reasonable and documented fees and expenses incurred by the RBL Credit Facility Agent, and the reasonable and documented fees and expenses of the respective legal and financial advisors of the RBL Credit Facility Agent and the Ad Hoc Group (but, unless consented to by the Debtors, no more than one legal counsel, one local counsel (if necessary), and one financial advisor to the Ad Hoc Group), and (ii) the documented legal fees, expenses, and disbursements incurred by the Consenting Lenders and the Continuing Hedging Lenders, to the extent such legal fees, expenses and disbursements are reasonable in light of the circumstances and in comparison to other Consenting Lenders or Continuing Hedging Lenders, as applicable, in each case other than the RBL Credit Facility Agent.

1.130.    Restructuring Term Sheets means the RBL Restructuring Term Sheet and the Unsecured Noteholder Restructuring Term Sheet.

1.131.    Restructuring Transactions shall have the meaning set forth in Section 5.12 of the Plan.

1.132.    Schedule of Rejected Contracts and Leases means the schedule, in form and substance reasonably acceptable to the Debtors and the Requisite Noteholders and the RBL Credit Facility Agent, of contracts and leases to be rejected by the Debtors to be filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time with the consent of the Requisite Noteholders and the RBL Credit Facility Agent.

1.133.    Secured Claim means a Claim (a) secured by property of the Estate to the extent of the value of such property (i) as set forth in the Plan, (ii) as agreed to by the holder of such Claim and the Debtors, or (iii) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.134.    Secured Swap Agreement means a Swap Agreement (as defined in the RBL Credit Agreement) with any RBL Credit Facility Lender or an affiliate of an RBL Credit Facility Lender.

1.135.    Superpriority Administrative Expense Claim means any Claims against each of the Debtors on a joint and several basis with priority over any and all other Administrative Expense Claims granted pursuant to the Cash Collateral Orders or the Hedging Orders.

1.136.    Tax or Taxes means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under §59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any liability under Treasury Regulation § 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation.

1.137.    Unimpaired means, with respect to a Claim, Interest or Class of Claims or Interests, not “impaired” within the meaning of section 1123(a)(4) and 1124 of the Bankruptcy Code.

1.138.    Unsecured Noteholder means a holder of Unsecured Notes.

1.139.    Unsecured Noteholder Cash Distribution Amount means an aggregate amount of $24,639,691.88.

1.140.    Unsecured Noteholder Plan Support Agreement means that certain Plan Support Agreement, dated as of December 22, 2016, by and among the Debtors and the Consenting Noteholders, as may be amended, supplemented or modified from time to time in accordance with the terms thereof, a copy of which is annexed hereto as Exhibit A.

1.141.    Unsecured Noteholder Restructuring Term Sheet the restructuring term sheet attached to the Unsecured Noteholder Plan Support Agreement as Exhibit A, including any schedules, exhibits, and annexes attached thereto and as may be modified in accordance with Section 11 thereof.

1.142.    Unsecured Notes means the 6.875% Senior Unsecured Notes and the 7.625% Senior Unsecured Notes.

1.143.    Unsecured Notes Claims means any Claim that is a 6.875% Senior Unsecured Note Claim or a 7.625% Senior Unsecured Note Claim.

1.144.    Unsecured Notes Indentures means the 6.875% Senior Unsecured Note Indenture and the 7.625% Senior Unsecured Note Indenture.

1.145.    Unsecured Notes Trustee means Wilmington Trust, National Association in its capacity as trustee under each of the Unsecured Notes Indentures, together with its successors and assigns.

1.146.    Unsecured Notes Trustee Charging Lien means any Lien or other priority in payment arising prior to the Effective Date to which the Unsecured Notes Trustee is entitled, pursuant to the Unsecured Notes Indentures, against distributions to be made to Unsecured Noteholders for payment of any Unsecured Notes Trustee Fees and Expenses, which Lien or other priority in payment shall be deemed a separate right of each Unsecured Notes Trustee arising under this Plan.

1.147.    Unsecured Notes Trustee Fees and Expenses means the claims for reasonable and documented compensation, fees, expenses, and disbursements, and indemnity claims arising under the Unsecured Notes Indentures, including, without limitation, internal default fees, attorney (including the fees and expenses of Stroock & Stroock & Lavan LLP, as counsel to the Unsecured Notes Trustee, and one local counsel to the Unsecured Notes Trustee), financial advisor, and agent fees, expenses, and disbursements incurred under the Unsecured Notes Indentures by the Unsecured Notes Trustee, whether prior to or after the Petition Date and whether prior to or after the Effective Date.

B.    Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or on those terms and conditions, and in each case shall include any amendment, restatement, or other modification made in accordance herewith; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.    Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

D.    Consent Rights of Consenting Creditors

Notwithstanding anything herein to the contrary, any and all consent rights of the Consenting Creditors set forth in the Unsecured Noteholder Plan Support Agreement and the RBL Plan Support Agreement, as applicable, with respect to the form and substance of this Plan, the Plan Supplement and any other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in section 1 hereof) and fully enforceable as if stated in full herein.

E.    Controlling Document.

Following the commencement of the Chapter 11 Cases, in the event of an inconsistency between the Plan and Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document). The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern and any such provision of the Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

SECTION 2.    ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.    Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to different treatment, the Debtors or the Reorganized Debtors, as the case may be, shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

2.2.    Professional Fee Claims.

(a)    All entities seeking an award by the Bankruptcy Court of Professional Fee Claims (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred no later than the date that is sixty (60) days after the Effective Date. The Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and any prior order of the Bankruptcy Court.

(b)    On or before the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals. To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall estimate their accrued Professional Fee Claims prior to and as of the Effective Date and shall deliver such estimate to the Debtors on or before the Effective Date. If a Professional does not provide such estimate, the Debtors or Reorganized Debtors, as applicable, may estimate the unbilled fees and expenses of such Professional; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds in the Professional Fee Escrow Account shall not constitute property of the Reorganized Debtors. Professional Fee Claims owing to the Professionals and unpaid as of the Effective Date shall be paid in Cash by the Reorganized Debtors from the Professional Fee Escrow Account, without interest or other earnings therefrom, as and when such Claims are Allowed by a Bankruptcy Court order. When all Allowed Professional Fee Claims have been paid in full, any amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

(c)    Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Debtor and Reorganized Debtor, as applicable, shall pay in Cash the reasonable legal fees and expenses incurred by such Debtor or Reorganized Debtor, as applicable, after the Effective Date in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court. On the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code shall terminate, and each Debtor or Reorganized Debtor, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3.    Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, as the case may be, (a) Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date and (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (b) equal annual Cash payments in an aggregate amount equal to such Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years after the date of assessment of such Allowed Priority Tax Claim; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

SECTION 3.    CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.    Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, Confirmation, and distribution under this Plan and under sections 1122 and 1123(a)(l) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2.    Formation of Debtor Groups for Convenience Only.

This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, Confirmation of this Plan, and making distributions in respect of Allowed Claims or Interests under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities.

3.3.    Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) presumed to accept or deemed to reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section 3. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5.

Class	Claim or Interest	Status	Voting Right
1	Other Priority Claims	Unimpaired	No (presumed to accept)
2	Other Secured Claims	Unimpaired	No (presumed to accept)
3	Beta Trust Claims	Impaired	Yes
4	RBL Credit Facility Claims	Impaired	Yes
5	Unsecured Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (presumed to accept)
7	Intercompany Claims	Unimpaired	No (presumed to accept)
8	Intercompany Interests	Unimpaired	No (presumed to accept)
9	Memorial Parent Interests	Impaired	Yes

3.4.    Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as the case may be, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.5.    Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

3.6.    Cramdown.

If any Class of Claims is deemed to reject this Plan or is entitled to vote on this Plan does not vote to accept this Plan, the Debtors may (a) seek Confirmation of this Plan under section 1129(b) of the Bankruptcy Code or (b) amend or modify this Plan in accordance with the terms hereof and the Bankruptcy Code, including, without limitation, to provide for a treatment that will render such Class of Claims to be Unimpaired.

3.7.    Subordination.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto; provided, however, that the Debtors shall not re-classify any Allowed RBL Credit Facility Claim or Allowed Unsecured Notes Claim.

SECTION 4.    TREATMENT OF CLAIMS AND INTERESTS.

4.1.    Other Priority Claims (Class 1).

(a)    Classification: Class 1 consists of Other Priority Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed Other Priority Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date and (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim.

(c)    Voting: Class 1 is Unimpaired, and the holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.2.    Other Secured Claims (Class 2).

(a)    Classification: Class 2 consists of Other Secured Claims. To the extent that Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2.

(b)    Treatment: Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Reorganized Debtors, as the case may be, either (i) Cash in an amount equal to such Claim, in full and final satisfaction of such Claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practical thereafter, (ii) Reinstatement pursuant to section 1124 of the Bankruptcy Code, or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

(c)    Voting: Class 2 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

4.3.    Beta Trust Claims (Class 3).

(a)    Classification: Class 3 consists of all Beta Trust Claims. Class 3A consists of Beta Trust Claims held by the Beta Trust Direct Beneficiary. Class 3B consists of Beta Trust Claims held by the Beta Previous Owners.

(b)    Treatment: On the Effective Date, in the Debtors’ sole discretion, (i)(A) each holder of a Beta Trust Claim shall receive continuing interests in Beta Trust Pre-Existing Cash Deposit and (B)(i) the Debtors shall maintain or renew, as applicable, the Beta Replacement Sureties for the benefit of the Beta Trust Direct Beneficiary and (ii) the Debtors shall grant to the Beta Previous Owners a lien in the proceeds of the Beta Replacement Sureties, which lien shall be subordinated in all respects to the rights of the Beta Direct Beneficiary with respect to such proceeds; provided, that, to the extent that the Debtors obtain new sureties to secure performance of the Beta P&A Obligations (in addition to the Beta Replacement Sureties), the Beta Trust Pre-Existing Cash Deposit shall be reduced on a dollar-for-dollar basis for the purpose of granting the continuing interests under clause (b)(i)(A) and the Debtors shall grant to the Beta Previous Owners a lien in the proceeds of such additional replacement sureties, which lien shall also be subordinated in all respects to the rights of the Beta Direct Beneficiary with respect to such proceeds, or (ii) each holder of a Beta Trust Claim shall receive such other treatment as will render Class 3A or 3B to be Unimpaired. For the avoidance of doubt, holders of Beta Trust Claims will not have any continuing interest or right with respect to the Beta Trust Memorial Cash Deposit or, if the Debtors obtain new sureties in addition to the Beta Replacement Sureties, that portion of the Beta Trust Pre-Existing Cash Deposit equal to the amount of such additional sureties.

(c)    Voting: The Beta Trust Claims are Impaired, and the holders of Beta Trust Claims are entitled to vote to accept or reject the Plan.

4.4.    RBL Credit Facility Claims (Class 4).

(a)    Classification: Class 4 consists of the RBL Credit Facility Claims.

(b)    Allowance: The RBL Credit Facility Claims shall be Allowed as Secured Claims in the aggregate amount of all outstanding principal, the face amount of undrawn letters of credit issued under the RBL Credit Facility, interest, letter of credit fees, other fees, unpaid expense reimbursements as of the Effective Date and other obligations due under the RBL Credit Agreement, the Cash Collateral Orders, the RBL Plan Support Agreement, the Secured Swap Agreements, the agreements with Bank Products Providers (as defined in the RBL Credit Agreement), or the other RBL Credit Facility Loan Documents (including those arising after the Petition Date), and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. Notwithstanding anything to the contrary herein, there shall be no requirement that the RBL Credit Facility Agent file a proof of Claim on behalf of the RBL Credit Facility Lenders in respect of any RBL Credit Facility Claims in order for such Claims to be Allowed; provided, that the RBL Credit Facility Agent is authorized, but not directed, to file in the Chapter 11 Cases a single master proof of claim on behalf of itself and the holders of the RBL Credit Facility Claims on account of any and all of their respective Claims arising under the RBL Credit Agreement.

(c)    Treatment: On the Effective Date, each holder of an Allowed RBL Credit Facility Claim shall receive, in full and final satisfaction of such Claim, (i) its Pro Rata share of Cash in an amount equal to all accrued and unpaid interest (calculated in the manner described in the Cash Collateral Orders and subject to the rights of the RBL Credit Facility Agent and the other RBL Credit Facility Secured Parties to seek cash payment of the Rate Differential (as defined in the Cash Collateral Orders) and/or additional interest from and after the Petition Date on the Prepetition Indebtedness (as defined in the Cash Collateral Orders) at the post-default rate of two percent (2%) as provided in Section 3.02(c) of the RBL Credit Facility, all as more fully set forth in the Cash Collateral Orders), fees, and other amounts (excluding amounts owed for principal or undrawn letters of credit) owing under the RBL Credit Facility through the Effective Date as set forth in the RBL Credit Facility Loan Documents, to the extent not previously paid, (ii) its Pro Rata share of the Exit Credit Facility as a first lien, second-out term loan under the Exit Credit Agreement; provided, that each holder of an Allowed RBL Credit Facility Claim that elects to participate in the Exit Credit Facility as an Exit Credit Facility Revolver Lender shall receive its Pro Rata share of first lien, first-out revolving loans under the Exit Credit Agreement and letter of credit participations under the Exit Credit Agreement, and (iii) Cash in an amount equal to claims for indemnities, expense reimbursements and any other amounts (excluding amounts owed for principal or undrawn letters of credit) due and owing under the RBL Credit Facility Loan Documents through the Effective Date as set forth in the Cash Collateral Orders, the RBL Plan Support Agreement, the Secured Swap Agreements, the agreements with Bank Products Providers (as defined in the RBL Credit Facility), or the other RBL Credit Facility Loan Documents, to the extent not previously paid.

(d)    Voting: Allowed RBL Credit Facility Claims are Impaired, and the holders of RBL Credit Facility Claims are entitled to vote to accept or reject the Plan.

4.5.    Unsecured Notes Claims (Class 5).

(a)    Classification: Class 5 consists of Unsecured Notes Claims.

Allowance: The Unsecured Notes Claims are Allowed in the approximate aggregate principal (or face) amount of $1,111,252,000, plus any other amounts and obligations payable under the Unsecured Notes Indentures, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), counterclaims, cross-claims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any Person. Notwithstanding anything to the contrary herein, there shall be no requirement that the Unsecured Notes Trustee file a proof of Claim on behalf of holders of the 6.875% Senior Unsecured Note Claims or holders of the 7.625% Senior Unsecured Note Claims, as the case may be, in respect of any 6.875% Senior Unsecured Note Claims or 7.625% Senior Unsecured Note Claims, as the case may be, in order for such Claims to be Allowed; provided, that the Unsecured Notes Trustee are each authorized, but not directed, to file in the Chapter 11 Cases a single master proof of claim on behalf of itself and the holders of the Unsecured Notes Claims on account of any and all of their respective Claims arising under the 6.875% Senior Unsecured Note Indenture or the 7.625% Senior Unsecured Note Indenture, as applicable.

(b)    Treatment: On the Effective Date, pursuant to the terms of the Restructuring Transactions, (i) each holder of an Allowed Unsecured Notes Claim (other than the Contributed Notes Claims) will be entitled to receive, in full and final satisfaction of such Allowed Unsecured Notes Claim, its Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of (A) New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants, and (B) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion the Unsecured Noteholder Cash Distribution Amount, and (ii) AcquisitionCo, as the holder of the Contributed Notes Claims, will be entitled to receive, in full and final satisfaction of such Claims and in consideration for the shares to be distributed to holders of Allowed Unsecured Notes Claims (other than the Contributed Notes Claims) pursuant to the preceding clause and shares and warrants to be distributed to the Memorial Limited Partners, (A) all of the assets of Memorial Parent (other than Cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan and (B) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, its Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

Accordingly, each holder of an Allowed Unsecured Notes Claim immediately prior to the Restructuring Transactions will, immediately after the Restructuring Transactions, own (directly or indirectly) a Pro Rata Share of New Common Shares representing in the aggregate 98% of the total outstanding shares of Memorial Parent NewCo on the Effective Date, subject to dilution by the Management Incentive Plan and the Memorial Limited Partner Warrants and receive (directly or indirectly) at the election of the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, its Pro Rata share of the Unsecured Noteholder Cash Distribution Amount.

Distributions to each holder of an Allowed Unsecured Notes Claim shall be subject to the rights and terms of the Unsecured Notes Indentures and the rights of the Unsecured Notes Trustee to assert its Unsecured Notes Trustee Charging Lien against distributions made to holders of Allowed Unsecured Notes Claims.

(c)    Voting: Class 5 is Impaired, and the holders of Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

4.6.    General Unsecured Claims (Class 6).

(a)    Classification: Class 6 consists of General Unsecured Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim against any of the Debtors has agreed to different treatment of such Claim, the legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by the Plan. On and after the Effective Date, except to the extent that a holder of a General Unsecured Claim agrees to different treatment, the Debtors or Reorganized Debtors, as applicable, shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(c)    Voting: Allowed General Unsecured Claims are Unimpaired. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

4.7.    Intercompany Claims (Class 7).

(a)    Classification: Class 7 consists of Intercompany Claims.

(b)    Treatment: On the Effective Date, all Intercompany Claims shall be paid, adjusted, Reinstated or discharged to the extent reasonably determined to be appropriate by the Debtors, upon consultation with the RBL Credit Facility Agent and subject to the consent of the Requisite Noteholders.

(c)    Voting: Pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code, the holders of Intercompany Claims against the Debtors are not entitled to vote to accept or reject the Plan.

4.8.    Intercompany Interests (Class 8).

(a)    Classification: Class 8 consists of Intercompany Interests.

(b)    Treatment: On the Effective Date, or as soon as practicable thereafter, all Intercompany Interests will be Reinstated.

(c)    Voting: Class 8 is Unimpaired, and the holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.

4.9.    Memorial Parent Interests (Class 9).

(a)    Classification: Class 9 consists of Memorial Parent Interests.

(b)    Treatment: On the Effective Date, all Memorial Parent Interests shall be cancelled and, shall be of no further force and effect, whether surrendered for cancellation or otherwise. Pursuant to the terms of the Restructuring Transactions, each Memorial Limited Partner will receive, on account of, and in full and final satisfaction of, its Memorial Parent Interests, and for the releases given by such Memorial Limited Partner to the Released Parties pursuant to Section 10.7 of the Plan, its Pro Rata share of: (i) the Memorial Limited Partner New Common Shares; and (ii) the Memorial Limited Partner Warrants. Notwithstanding anything herein to the contrary, any restricted units of Memorial Parent issued pursuant to the Memorial Production Partners GP LLC Long-Term Incentive Plan shall vest immediately prior to the Effective Date.

(c)    Voting: Class 9 is Impaired by the Plan, and Memorial Limited Partners are entitled to vote to accept or reject the Plan.

SECTION 5.    MEANS FOR IMPLEMENTATION.

5.1.    Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Claim or Interest or any distribution to be made on account of any Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, prior to the Effective Date, the Debtors and, after the Effective Date, the Reorganized Debtors, may compromise and settle Claims against the Debtors or the Reorganized Debtors, as applicable, and Causes of Action against other entities.

5.2.    Exit Credit Facility.

(a)    On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver and enter into the Exit Credit Agreement, the other Exit Credit Facility Loan Documents, and any other documents necessary or appropriate to satisfy the conditions to effectiveness of the Exit Credit Facility in connection with the distribution to holders of Class 4 RBL Credit Facility Claims, without the need for any further partnership, limited liability company, or corporate action and without further action by the holders of Claims or Interests. Any letters of credit issued and outstanding under the RBL Credit Agreement on the Effective Date shall be “rolled” into the Exit Credit Facility. The Amended and Restated Swap Agreements, to the extent in effect on the Effective Date, shall be unaltered by the Plan, shall be assumed by Reorganized MPO pursuant to the Plan, and shall be secured by the “Collateral” (as such term or any similar term is used in the Exit Credit Agreement). On the Effective Date, any amounts due and owing under the Hedging Order or the Amended and Restated Swap Agreements shall be paid in full in Cash. The form of Exit Credit Agreement will be filed as part of the Plan Supplement.

(b)    On the Effective Date, (i) upon the execution and delivery of the Exit Credit Agreement and the other Exit Credit Facility Loan Documents, the Exit Credit Facility Obligations shall be valid, binding, effective, non-avoidable, and enforceable, in accordance with the Exit Credit Facility Loan Documents, and all Liens and security interests granted pursuant to the Exit Credit Facility

Loan Documents shall be (A) valid, binding, perfected, enforceable, first priority Liens on and security interests in the personal and real property described in and subject to such documents, subject only to such Liens and security interests as are permitted under the Exit Credit Facility Loan Documents, and (B) not subject to avoidance, recharacterization or subordination (whether equitable, contractual, or otherwise) under any applicable law, and (ii) the guarantees, mortgages, pledges, security interests, and other Liens granted under the Exit Credit Agreement and the other Exit Credit Facility Loan Documents shall be granted in good faith, shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, and the priorities of such guarantees, mortgages, pledges, security interests, and other Liens shall be as set forth in the Exit Credit Facility Loan Documents.

(c)    The RBL Credit Facility, the other RBL Credit Facility Loan Documents, and all Liens, mortgages and security interests granted by the Debtors pursuant to the RBL Credit Facility and the other RBL Credit Facility Loan Documents to secure the RBL Credit Facility Claims as of the Petition Date are unaltered by this Plan (other than amending and restating certain RBL Credit Facility Loan Documents in accordance with this Plan), and all such Liens, mortgages and security interests shall remain in effect to the same extent, in the same manner and on the same terms and priorities as they were on the Petition Date and secure the Exit Credit Facility Obligations. For purposes of all mortgages, deeds of trust, security agreements, assignments of as-extracted collateral, uncertificated control agreements, fixture filings and financing statements, deposit account control agreements, instruments, and other security documents entered into by any Debtor in connection with the RBL Credit Facility or filed by the RBL Credit Facility Agent or any other RBL Credit Facility Secured Party in connection with the RBL Credit Facility, the Exit Credit Agreement shall be deemed an amendment and restatement of the RBL Credit Agreement and such mortgages, deeds of trust, security agreements, assignments of as-extracted collateral, uncertificated control agreements, fixture filings and financing statements, deposit account control agreements, instruments, and other security documents shall survive the Effective Date, shall not be cancelled and shall continue to secure the Exit Credit Facility Obligations. For the avoidance of doubt, all indemnification obligations and expense reimbursement obligations of the Debtors arising under the RBL Credit Facility Loan Documents in favor of the RBL Credit Facility Secured Parties, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and shall be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date under the Exit Credit Agreement and the other Exit Credit Facility Loan Documents pursuant to this Plan and the terms of the Exit Credit Facility Loan Documents. The indemnification and expense reimbursement provisions of the RBL Credit Agreement and the RBL Credit Facility Loan Documents shall continue to govern with respect to any obligations governing the relationship between the RBL Credit Facility Secured Parties (including those provisions relating to the RBL Credit Facility Agent’s rights to seek expense reimbursement, indemnification and similar amounts from the RBL Credit Facility Lenders) or that may survive termination or maturity of the RBL Credit Facility in accordance with the terms thereof.

5.3.    Cancellation of Liens.

Except as otherwise specifically provided herein (including, without limitation, Section 5.2 of the Plan), upon the occurrence of the Effective Date, any Lien securing any Secured Claim (other than an RBL Credit Facility Claim) shall be deemed released, and the holder of such Secured Claim (other than an RBL Credit Facility Claim) shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors, to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors.

5.4.    Cancellation of Existing Securities and Agreements.

Except as expressly provided in the Plan, on the Effective Date, all notes, instruments, certificates evidencing debt of, or equity interests in, the Debtors, including, without limitation, the Unsecured Notes, the Unsecured Notes Indentures, the Memorial Parent Interests, and all warrants, options, and other entitlements to purchase and/or receive Memorial Parent Interests, shall be deemed surrendered and cancelled and any obligation of the Debtors thereunder shall be discharged; provided, however, that the RBL Credit Facility, the Amended and Restated Swap Agreements, the other RBL Credit Facility Loan Documents and all liens, mortgages, and security interests granted by the Debtors pursuant to the RBL Credit Facility and the other RBL Credit Facility Loan Documents to secure the RBL Credit Facility Claims prior to the Petition Date shall be unaltered by the Plan (other than amending and restating certain RBL Credit Facility Loan Documents in accordance with the Plan), and all such liens, mortgages and security interests shall remain in effect to the same extent, in the same manner and on the same terms and priorities as they were prior to the Petition Date and secure the obligations of the Reorganized Debtors under the Exit Credit Facility; provided, further, that, notwithstanding Confirmation or the occurrence of the Effective Date, the Unsecured Notes Indentures shall continue in effect solely for purposes of enabling holders of Allowed Claims and Interests to receive distributions under the Plan; and provided, further, that the cancellation of the Unsecured Notes and the Unsecured Notes Indentures hereunder shall not in any way affect or diminish (a) the rights and duties of the Unsecured Notes Trustee to make distributions pursuant to the Plan to the Unsecured Noteholders in accordance with the Unsecured Notes Indentures, (b) the rights of the Unsecured Notes Trustee to assert its Unsecured Notes Trustee Charging Lien with respect to such distributions, (c) the right of the Unsecured Notes Trustee to enforce any obligation owed to it under the Plan, (d) the right of the Unsecured Notes Trustee to appear in the Chapter 11 Cases or in any proceedings in the Bankruptcy Court or any other court, or (d) the right of the Unsecured Notes Trustee, as applicable, to perform any functions that are necessary to effectuate the foregoing.

5.5.    Authorization and Issuance of Plan Securities.

(a)    The Debtors or Reorganized Debtors, as applicable, are authorized to issue all Plan-related securities and documents, including, without limitation, the New Common Shares and Memorial Limited Partner Warrants, and any options or entitlements to purchase such Plan-related securities, without the need for any further corporate, partnership, or limited liability company action.

(b)    If directed by the Requisite Noteholders, in their sole discretion, the Reorganized Debtors will use commercially reasonable efforts to cause the New Common Shares to be listed for trading on The NASDAQ Global Select Market or another national securities exchange or quoted on a recognized over-the-counter market on or as soon as practicable after the Effective Date.

(c)    The Debtors intend that all Plan-related securities (other than those issued under Management Incentive Plan), including, without limitation, the New Common Shares shall meet the eligibility requirements of DTC, and the Unsecured Notes Trustee shall not be required to distribute any New Common Shares that do not meet the eligibility requirements of DTC; provided that to the extent the New Common Shares are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Debtors will take all such reasonable actions as may be required to cause distributions of the New Common Shares under this Plan.

5.6.    Section 1145 Exemption.

(a)    The offer, issuance, and distribution of (i) New Common Shares to holders of Unsecured Notes Claims under Section 4.5 of the Plan and (ii) New Common Shares and the

Memorial Limited Partner Warrants (and the New Common Shares issuable upon exercise thereof) to the Memorial Limited Partners under Section 4.9 of the Plan, shall be exempt from registration under the Securities Act of 1933 or applicable securities laws without further act or action by any Person pursuant to section 1145(a) of the Bankruptcy Code and/or any other applicable exemptions.

(b)    Under section 1145 of the Bankruptcy Code, any securities issued under the Plan that are exempt from registration pursuant to section 1145(a) of the Bankruptcy Code will be freely tradable by the recipients thereof, subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933; (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (iii) the restrictions, if any, on the transferability of such securities and instruments; and (iv) applicable regulatory approval.

5.7.    Registration Rights and New Stockholders Agreement

On the Effective Date, Memorial Parent Newco and the Registration Rights Parties will enter into a Registration Rights Agreement providing for customary registration rights.

On the Effective Date, Memorial Parent Newco, the Unsecured Noteholders (other than the Contributing Noteholders) and Contribution LLC will also enter into the New Stockholders Agreement that will provide that if Unsecured Noteholders beneficially owning, in the aggregate, at least 10% of the New Common Shares, or Contribution LLC desire to effect the sale of New Common Shares to a third party (other than to a competitor of Memorial Parent Newco), then Memorial Parent Newco shall use its commercially reasonable efforts to cooperate with such proposed sale, including by providing such information regarding the business of Memorial Parent Newco as may be reasonably requested in connection with such sale (subject to appropriate confidentiality agreements); provided that (a) such request may not be made more than two times in any twelve month period and shall not in any event exceed three times and (b) Memorial Parent Newco shall not be required to expend fees in excess of $25,000 in connection with any such request. For the avoidance of doubt, the foregoing obligation shall not include the obligation to participate in “road shows,” furnish any opinions or comfort letters, or take other actions customary for a registered offering.

5.8.    Directors and Officers.

(a)    Directors and Officers of Memorial Parent NewCo. Upon the Effective Date, the New Board shall be a five (5) member board composed of the Chief Executive Officer and four (4) directors designated by the Requisite Noteholders; provided that the Requisite Noteholders will consider at least two (2) directors proposed by the Chief Executive Officer. The members of the New Board shall be identified no later than the Confirmation Hearing or otherwise in accordance with section 1129(a)(5) of the Bankruptcy Code. On the Effective Date, the terms of the current members of the board of directors of Memorial General Partner shall expire. The officers of Memorial Parent immediately before the Effective Date shall serve as the initial officers of Memorial Parent NewCo upon the Effective Date.

(b)    Directors and Officers of the Reorganized Debtor Affiliates. Except as otherwise provided in the Plan or the Plan Supplement, the members of the board of directors for each of the Debtor Affiliates immediately before the Effective Date shall serve as the members of the board of directors of each of the corresponding Reorganized Debtor Affiliates on or after the Effective Date and, thereafter, the selection of directors shall be in accordance with their respective organizational documents. Except as otherwise provided in the Plan or the Plan Supplement, the officers of the respective Debtors immediately before the Effective Date shall serve as the initial officers of each of the corresponding

Reorganized Debtor Affiliates upon the Effective Date and in accordance with any employment agreement in effect immediately before the Effective Date and, thereafter, the selection of officers shall be in accordance with their respective organizational documents.

(c)    Amended Organizational Documents. The Amended Organizational Documents shall be in full force and effect on the Effective Date; provided, that the corporate governance documents of Memorial Parent NewCo, AcquisitionCo, and Contribution LLC (including the bylaws, certificates of incorporation, limited liability company agreements, and other organizational and governance documents) shall be subject to the consent of the Requisite Noteholders and, to the extent set forth in the RBL Plan Support Agreement, the RBL Credit Facility Agent.

5.9.    Management Incentive Plan.

On the Effective Date, the Reorganized Debtors shall adopt the Management Incentive Plan, in the form filed in the Plan Supplement and consistent with the terms set forth in Annex 4 to each of the Restructuring Term Sheets. Pursuant to the Plan and the Management Incentive Plan, 10% of the New Common Shares outstanding on the Effective Date (inclusive of all shares issued or reserved for issuance as awards under the Management Incentive Plan but exclusive of New Common Shares issuable under the Memorial Limited Partner Warrants) will be reserved for issuance as awards under the Management Incentive Plan.

5.10.    Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors and Reorganized Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution. The Debtors and the Reorganized Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations. The Debtors and the Reorganized Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim or Interest complete and return a Form W-8 or W-9, as applicable to each such holder. If a Debtor or Reorganized Debtor makes such a request and the holder fails to comply within a reasonable time after the request is made, the amount of such distribution shall be subject to withholding at the highest applicable rate. Such holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update its W-8 or W-9, as applicable.

5.11.    Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer, or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral to secure the Exit Credit Facility, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or Governmental Unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

5.12.    Restructuring Transactions.

(a)    On or before the Effective Date, the Debtors and the Consenting Noteholders shall effect the following “Restructuring Transactions,” and execute all agreements, instruments, and other documents necessary to complete such transactions, in the order specified below:

1.	On or prior to the Effective Date, the Contributing Noteholders shall contribute all of the Contributed Notes Claims to Contribution LLC, in exchange for Contribution LLC Units representing in the aggregate all of the equity capital of Contribution LLC. Each Consenting Noteholder shall receive its Pro Rata share of the Contribution LLC Units (excluding, any Allowed Unsecured Notes Claims that are not Contributed Notes Claims).

2.	On the Effective Date, Contribution LLC shall contribute the Contributed Notes Claims to Memorial Parent NewCo in exchange for (a) common shares in Memorial Parent NewCo representing in the aggregate all of the then outstanding common stock of Memorial Parent NewCo and (b) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, the right to receive from Memorial Parent NewCo an amount in cash equal to the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

3.	Memorial Parent NewCo shall contribute to AcquisitionCo (a) the Contributed Notes Claims, (b) a number of New Common Shares sufficient to satisfy the Allowed Unsecured Notes Claims, other than Contributed Notes Claims, and Allowed Memorial Parent Interests in accordance with the treatment section of the Plan and (c) Memorial Limited Partner Warrants, in exchange for (x) common stock in AcquisitionCo representing in the aggregate all of the then outstanding common stock of AcquisitionCo. and (y) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, the right to receive from AcquisitionCo an amount in cash equal to the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

4.

AcquisitionCo shall acquire (a) all of the assets of Memorial Parent (other than cash distributable on the Effective Date pursuant to the Plan), subject to any liabilities of Memorial Parent not discharged, satisfied or otherwise provided for pursuant to the Plan (the “Asset Acquisition”) and (b) if elected by the Requisite Noteholders no later than the Plan voting deadline, in their sole discretion, the Contributed Notes Claims’ Pro Rata share (based on all Allowed Unsecured Notes Claims) of the Unsecured Noteholder Cash Distribution Amount (which amount shall be paid by AcquisitionCo to Memorial Parent NewCo in accordance with step 3 above and further paid by Memorial Parent NewCo to Contribution LLC in accordance with step 2 above), in exchange for (x) full and final satisfaction of the Contributed Notes Claims, (y) the New Common Shares received by AcquisitionCo from Memorial Parent NewCo, and (z) Memorial Limited Partner Warrants. Immediately after the Asset Acquisition, Contribution LLC shall continue to own more than 50% of the total outstanding New Common Shares.

5.	On the Effective Date, in accordance with the treatment section of the Plan, Memorial Parent shall distribute to holders of Allowed Unsecured Notes Claims, other than Contributed Notes Claims, and to the Memorial Limited Partners, as applicable, New Common Shares and Memorial Limited Partner Warrants. On the Effective Date, in accordance with the treatment section of the Plan, Memorial Parent shall distribute to holders of Allowed Unsecured Notes Claims, other than Contributed Notes Claims, their Pro Rata share (based on all Allowed Unsecured Notes Claims, including the Contributed Notes Claims) of the Unsecured Noteholder Cash Distribution Amount.

6.	In accordance with the Plan, there shall be a Management Incentive Plan under which an amount of New Common Shares authorized as of the Effective Date shall be reserved for issuance to management and other key employees.

(b)    On or before the Effective Date, the Debtors may, to the extent that such transaction would not adversely affect recoveries of the holders of RBL Credit Facility Claims or Requisite Noteholders under the Plan, (i) cause any or all of the Debtor Affiliates to be liquidated or merged into one or more of the other Debtor Affiliates or any other subsidiaries of the Debtors or dissolved, (ii) cause the transfer of assets between or among the Debtor Affiliates, (iii) subject to the provision of Section 5.8(c) of the Plan, cause any or all of the Amended Organizational Documents of any Reorganized Debtor Affiliates to be implemented, effected, or executed, (iv) change the name of one or more of the Debtors or Reorganized Debtors to such name that may be determined in accordance with applicable law, and (v) engage in any other transaction in furtherance of the Plan. Any such transactions may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by any shareholder, director, manager, member, or general or limited partner of any of the Debtors.

(c)    On or after the Effective Date, each Reorganized Debtor may, in its sole discretion, take such action as permitted by applicable law and such Reorganized Debtor’s organizational documents, and the Exit Credit Agreement, as such Reorganized Debtor may determine is reasonable and appropriate, including, without limitation, causing: (i) a Reorganized Debtor to be merged into another Reorganized Debtor or an affiliate of a Reorganized Debtor; (ii) a Reorganized Debtor to be dissolved; (iii) the legal name of a Reorganized Debtor to be changed; or (iv) the closure of a Reorganized Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(d)    On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as permitted by the Exit Credit Facility Loan Documents as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable parties may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having any other terms to which the applicable parties may agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, amendments, merger, consolidation, conversion, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents and the requirements hereof.

5.13.    Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the Exit Credit Agreement, and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

5.14.    Restructuring Expenses; Trustee Fees and Expenses.

On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall pay in Cash all Restructuring Expenses, without the need for any application or notice to or approval by the Bankruptcy Court. The Restructuring Expenses shall be Allowed in full, payable in accordance with the Plan, and shall not be subject to any offset, defense, counterclaim, reduction, or credit. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall pay in Cash all Unsecured Notes Trustee Fees and Expenses, without the need for the Unsecured Notes Trustee or its advisors to file retention applications, fee applications, or any other applications with the Bankruptcy Court, and from and after the Effective Date, the Reorganized Debtors shall pay in Cash all Unsecured Notes Trustee Fees and Expenses, if any. Nothing in the Plan shall in any way affect or diminish the right of the Unsecured Notes Trustee to assert the Unsecured Notes Trustee Charging Lien against any distribution to Unsecured Noteholders with respect to any unpaid Unsecured Notes Trustee Fees and Expenses or other amounts payable to the Unsecured Notes Trustee under the Unsecured Notes Indentures.

5.15.    Release of Beta Trust Memorial Cash Deposit.

On the Effective Date, the Beta Trustee shall be authorized and directed to release the Beta Trust Memorial Cash Deposit to the Debtors. In addition, if, on or before the Effective Date, the Debtors have obtained new sureties to secure performance of the Beta P&A Obligations (in addition to the Beta Replacement Sureties), then the Beta Trustee shall be authorized and directed to release the portion of the Beta Trust Pre-Existing Cash Deposit equal to the amount of such additional sureties.

SECTION 6.    DISTRIBUTIONS.

6.1.    Distribution Record Date.

Except with respect to publicly traded securities, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of record ownership of the Claims or Interests occurring on or after the Distribution Record Date.

6.2.    Date of Distributions.

Except as otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.3.    Disbursing Agent.

All distributions hereunder shall be made by Memorial Parent NewCo (or such other entity designated by Memorial Parent NewCo), as Disbursing Agent, on or after the Effective Date or as otherwise provided herein; provided, however, that (a) distributions to holders of Allowed RBL Credit Facility Claims shall be made to or at the direction of the RBL Credit Facility Agent as Disbursing Agent, in accordance with the RBL Credit Agreement, and (b) distributions to holders of Allowed Unsecured Notes Claims shall be made to or at the direction of the Unsecured Notes Trustee, as Disbursing Agent, in accordance with the Unsecured Notes Indentures (and all such distributions to holders of Allowed Unsecured Notes Claims shall be subject in all respects to the right of the Unsecured Notes Trustee to assert the Unsecured Notes Trustee Charging Lien against such distributions). A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties, and all reasonable fees and expenses incurred by such Disbursing Agent shall be reimbursed by the Reorganized Debtors. The Unsecured Notes Trustee may direct the distributions to Unsecured Noteholders under the Plan to be made through DTC, and the Unsecured Notes Trustee will be entitled to recognize and deal for all purposes under the Plan with Unsecured Noteholders to the extent consistent with the customary practices of DTC.

The Unsecured Notes Trustee may transfer or direct the transfer of distributions to the Unsecured Noteholders through the facilities of DTC and will be entitled to recognize and deal for all purposes under the Plan with the Unsecured Noteholders to the extent consistent with the customary practices of DTC.

6.4.    Powers of Disbursing Agent.

A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby, and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

6.5.    Surrender of Instruments.

Except as otherwise provided herein, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee. Any holder of such instrument or note that fails to (a) surrender such instrument or note or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent on the Effective Date or as soon as reasonably practicable thereafter shall be deemed to have forfeited all rights, Claims, and Interests and may not participate in any distribution hereunder. Any distribution so forfeited shall become property of the Reorganized Debtors.

6.6.    Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims and Allowed Interests. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter. Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of three (3) months from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim or Interests of any other holder to such property or interest in property shall be discharged and forever barred.

6.7.    Manner of Payment Under Plan.

At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.8.    Fractional Shares and Minimum Cash Distributions.

If any distributions of New Common Shares or Memorial Limited Partner Warrants pursuant to the Plan would result in the issuance of a fractional share of New Common Shares or fractional Memorial Limited Partner Warrants, then the number of shares of New Common Shares or Memorial Limited Partner Warrants to be issued in respect of such distribution will be calculated to one decimal place and rounded up or down to the closest whole share (with a half share rounded up). The total number of New Common Shares or Memorial Limited Partner Warrants to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this paragraph. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) New Common Share, (1) Memorial Limited Partner Warrant or Fifty Dollars ($50.00) in Cash. New Common Shares and Memorial Limited Partner Warrants that are not distributed in accordance with this section shall be returned to, and ownership thereof shall vest in, Memorial Parent NewCo.

6.9.    Allocation of Distributions Between Principal and Interest

Except as otherwise provided in the Plan, to the extent that any Allowed RBL Credit Facility Claim or Allowed Unsecured Notes Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated first to the principal amount (as determined for federal income tax purposes) of the Claim and then to accrued but unpaid interest.

6.10.    Setoffs.

Except for Claims or Interests that are expressly Allowed hereunder, the Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim or Interest (for purposes of determining the Allowed amount of such Claim or Interest on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest to the extent such setoff is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, that neither the failure to do so nor the allowance of any Claim or Interest hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim or Interest.

6.11.    Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims and Disputed Interests that are not Allowed Claims or Allowed Interests as of the Effective Date but which later become Allowed Claims and Allowed Interests shall be deemed to have been made on the Effective Date.

SECTION 7.    PROCEDURES FOR DISPUTED CLAIMS AND INTERESTS.

7.1.    Disputed Claims/Process.

On and after the Effective Date, except as otherwise provided herein, all Claims and Interests will be paid in the ordinary course of business of the Reorganized Debtors; provided that the Reorganized Debtors reserve the right to establish a bar date for parties to file Claims and Interests, which bar date will be approved by an order of the Bankruptcy Court. To the extent a proof of claim is filed, if the Debtors dispute any Claim or Interest, such dispute shall be determined, resolved or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Notwithstanding section 502(a) of the Bankruptcy Code, considering the Unimpaired treatment of all holders of General Unsecured Claims under the Plan, all proofs of claim filed in these Chapter 11 Cases asserting General Unsecured Claims shall be considered objected to and disputed without further action by the Debtors. Except for proofs of claim asserting damages arising out of the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to Section 8.3 of the Plan, upon the Effective Date, all proofs of claim filed against the Debtors, regardless of the time of filing, and including claims filed after the Effective Date, shall be deemed withdrawn. To the extent not otherwise provided in the Plan, the deemed withdrawal of a proof of claim is without prejudice to such claimant’s rights, if any, under this Section 7.1 of the Plan to assert their claims in any forum as though the Debtors’ cases had not been commenced.

7.2.    Objections to Claims and Interests.

Except insofar as a Claim or Interest is Allowed under the Plan, notwithstanding Section 7.1 above, the Debtors, the Reorganized Debtors, or any other party in interest shall be entitled to object to Claims and Interests. Any objections to Claims or Interests shall be filed with the Bankruptcy Court and served on the appropriate parties (a) on or before the ninetieth day following the later of (i) the Effective Date and (ii) the date that a proof of Claim or proof of Interest is filed or amended or a Claim or Interest is otherwise asserted or amended in writing by or on behalf of a holder of such Claim or Interest, or (b) such later date as ordered by the Bankruptcy Court upon motion filed by the Reorganized Debtors or any other party in interest.

7.3.    Estimation of Claims and Interests.

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim or Disputed Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Interest at any time during litigation concerning any objection to any Claim or Interest, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim or Disputed Interest, the amount so estimated shall constitute either the Allowed amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim or Interest, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim or Interest. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims and Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.4.    No Distributions Pending Allowance.

If an objection to a Claim or Interest is filed as set forth in Section 7.2, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest unless and until such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest.

7.5.    Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

SECTION 8.    EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.    General Treatment.

All executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed except for an executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, or (c) is the subject of a separate motion to assume or reject such contract or lease filed by the Debtors under section 365 of the Bankruptcy Code before the Effective Date.

8.2.    Payments Related to Assumption of Contracts and Leases.

(a)    Any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof. Any objection by a counterparty to a proposed assumption of an executory contract or unexpired lease or amount of any Cure must be filed, served and actually received by the Debtors on or before thirty (30) days after the Effective Date of the Plan applicable to the Debtor that is the counterparty to the executory contract or unexpired lease. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption and assignment of such executory contract or unexpired lease or to the amount of such Cure will be deemed to have assented to such matters and shall be forever barred, stopped and enjoined from asserting such objection against the Debtors. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, resolution of the Cure amount shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the nature or amount of Cure without any further notice to any party or any action, order, or approval of the Bankruptcy Court. If there is a dispute as referred to above, the Debtors reserve the right to reject or nullify the assumption or assignment of any executory contract or unexpired lease no later than thirty (30) days after a Final Order determining the Cure, any request for adequate assurance of future performance required to assume and assign such executory contract or unexpired lease, or any other matter pertaining to assumption and/or assignment.

(b)    Assumption and assignment of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption and/or assignment. Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity.

8.3.    Rejection Claims.

The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the contracts and leases identified in the Schedule of Rejected Contracts and Leases. In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after the later of (a) the Confirmation Date and (b) the effective date of rejection of such executory contract or unexpired lease. Any such Claims, to the extent Allowed, shall be classified as Class 6 General Unsecured Claims.

8.4.    Survival of the Debtors’ Indemnification Obligations.

(a)    Any obligations of the Debtors pursuant to their corporate charters, bylaws, partnership agreements, limited liability company agreements, or other organizational documents to indemnify current and former officers, directors, members, managers, partners, agents, and/or employees with respect to all present and future claims or Causes of Action against the Debtors or such officers, directors, members, managers, partners, agents, and/or employees based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by Confirmation of the Plan; provided, that the Reorganized Debtors shall not indemnify directors of the Debtors for any claims or Causes of Action arising out of or relating to any act or omission that is a criminal act unless such director had no reasonable cause to believe its conduct was unlawful, or for any other acts or omissions that are excluded under the terms of the foregoing organizational documents. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b)    In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of November 1, 2016, and all officers, directors, members, managers, and partners of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such officer, directors, members, manager, and/or partners remain in such positions after the Effective Date.

8.5.    Compensation and Benefit Plans.

All employee compensation and Benefit Plans of the Debtors in effect as of the Petition Date, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan unless rejected pursuant to Section 8.1 above or by agreement of the Debtors and each affected employee. Notwithstanding the foregoing:

(a)    each senior management change in control agreement will be modified to provide that the occurrence of the Effective Date will not be a “Change of Control” for purposes of such agreement; provided, that the severance benefits under each such agreement shall be applicable in connection with the Restructuring to the extent provided in the Management Incentive Plan; and

(b)    the Key Employee Incentive Plan will be modified to provide that, with respect to each participant therein, (i) such participant will be eligible for a pro-rata annual bonus for the portion of the 2017 calendar year that follows the end of the calendar quarter in which the Restructuring is consummated, in lieu of the quarterly bonuses for which such participant is currently eligible for the remainder of such year, in an amount equal to the aggregate amount of such remaining quarterly bonuses and (ii) to receive payment of such pro-rata annual bonus, such participant must in all circumstances be employed on the date following the end of 2017 on which the annual bonuses for 2017 are paid to participants in such plan generally. For the avoidance of doubt, each participant will remain eligible for his or her quarterly bonus under such plan for the full calendar quarter in which the Restructuring is consummated.

8.6.    Insurance Policies.

(a)    All insurance policies pursuant to which the Debtors have any obligations in effect as of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All other insurance policies shall vest in the Reorganized Debtors.

(b)    To the extent the Debtors plan to extend existing insurance coverage or purchase new insurance coverage covering its current and former officers, directors, members, managers and partners from claims and Causes of Action of any third party (including without limitation any holder of a claim) that remain unreleased as of the Effective Date, such extended or newly purchased insurance shall be in such amounts, for such terms or periods of time, and placed with such insurers as determined by the Debtors.

8.7.    Reservation of Rights.

(a)    Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates has any liability thereunder.

(b)    Except as explicitly provided in the Plan, nothing herein will waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(c)    Nothing in the Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(d)    If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days after entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

SECTION 9.    CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

9.1.    Conditions Precedent to the Effective Date.

The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

(a)    the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors, the RBL Credit Facility Agent, and the Requisite Noteholders, and the Confirmation Order shall not (a) have been reversed or vacated, (b) be subject to a then-effective stay, or (c) have been modified or amended without the consent of the Requisite Noteholders and the RBL Credit Facility Agent;

(b)    the Cash Collateral Orders and the Hedging Orders entered by the Bankruptcy Court shall have become Final Orders;

(c)    the Definitive Documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein and consistent with the terms of the Restructuring Term Sheets, and otherwise in form and substance reasonably acceptable to the Debtors, the RBL Credit Facility Agent, and the Requisite Noteholders; provided, that with respect to the New Stockholders Agreement, the Memorial Limited Partner Warrants, and the Management Incentive Plan, the RBL Credit Facility Agent shall only have such consent right with respect to terms that would reasonably be expected to adversely affect the RBL Credit Facility Agent, the Consenting Lenders, and/or the Continuing Hedging Lenders; provided, further, that the Exit Credit Agreement shall be acceptable to the Exit Credit Facility Agent, the Requisite Lenders, the Continuing Hedging Lenders, and the Debtors;

(d)    the Unsecured Noteholder Plan Support Agreement and the RBL Plan Support Agreement shall be in full force and effect and neither such agreement shall have been terminated by the Debtors or the Requisite Lenders or Requisite Noteholders, as applicable;

(e)    the Reorganized Debtors shall have executed and delivered the Exit Credit Agreement and all other Exit Credit Facility Loan Documents, and all conditions precedent to effectiveness of the Exit Credit Facility shall have been satisfied or waived in accordance with the terms thereof;

(f)    the relevant Amended Organizational Documents of Memorial Parent NewCo shall have been filed with the appropriate governmental authority;

(g)    the New Stockholders Agreement and the Registration Rights Agreement shall have been entered into by Memorial Parent NewCo and be in full force and effect;

(h)    The Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by this Plan, the Unsecured Noteholder Plan Support Agreement and the RBL Plan Support Agreement in a manner consistent in all respects with the Unsecured Noteholder Plan Support Agreement, the RBL Plan Support Agreement, and the Plan; and

(i)    the Key Employee Incentive Plan and each senior management change in control agreement shall have been amended to reflect the modifications set forth in Section 8.5.

9.2.    Waiver of Conditions Precedent.

Each of the conditions precedent in Section 9.1 may be waived in writing by the Debtors with the prior written consent of the RBL Credit Facility Agent and the Requisite Noteholders, which consent shall not be unreasonably withheld.

9.3.    Effect of Failure of a Condition.

If the conditions listed in sections 9.1 are not satisfied or waived in accordance with section 9.2 on or before first Business Day that is more than sixty (60) calendar days after the date on which the Confirmation Order is entered or by such later date reasonably acceptable to the RBL Credit Facility Agent and the Requisite Noteholders and as set forth by the Debtors in a notice filed with the Bankruptcy Court prior to the expiration of such period, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Person, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Person.

SECTION 10.    EFFECT OF CONFIRMATION.

10.1.    Binding Effect.

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders were (a) Impaired or Unimpaired under the Plan, (b) deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, or (d) voted to reject the Plan.

10.2.    Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Exit Credit Agreement and the other Exit Credit Facility Loan Documents. On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses, the use, acquisition, sale, lease, and disposition of property, and the entry into transactions, agreements, understandings, or arrangements, whether in or outside of the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein.

10.3.    Discharge of Claims and Termination of Interests.

Except as otherwise provided in the Plan, upon the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all claims and interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estates; (b) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (c) all entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred before the Effective Date.

10.4.    Term of Injunctions or Stays.

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.    Injunctions.

(a)    Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.

(b)    Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Persons who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; provided, that nothing contained herein shall enjoin any Consenting Creditor from exercising any of its rights or remedies under the Unsecured Noteholder Plan Support Agreement or the RBL Plan Support Agreement in accordance with the terms thereof.

(c)    The injunctions in this Section 10.5 shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

10.6.    Releases by the Debtors.

As of the Effective Date and to the fullest extent allowed by applicable law, except as otherwise provided in the Plan or in the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, the Released Parties are expressly, conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates, in each case on behalf of themselves and their respective predecessors, successors, assigns, subsidiaries, affiliates, and representatives and any and all other entities that may purport to assert any Cause of Action derivatively, by or through the foregoing entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the Debtors’ restructuring efforts, the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor, Reorganized Debtor, or Estate and any Released Party, the Restructuring, the pursuit of confirmation of the Plan, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, any actions or transactions under the Plan (including, without limitation, Sections 5.2, 5.12, and 5.13 of the Plan), the Disclosure Statement, the Plan Supplement, the Plan Support Agreements, the RBL Credit Facility, the RBL Credit Facility Loan Documents, the Secured Swap Agreements, the Amended and Restated Swap Agreements, the Exit Credit Facility, the Exit Credit Facility Loan Documents, the 7.625% Senior Unsecured Notes Indenture, the 6.875% Senior Unsecured Notes Indenture, and related agreements, instruments, and other documents (including the Definitive Documents) created or entered into before or during the Chapter 11 Cases, and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing, in each case other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes fraud, willful misconduct, or gross negligence, as determined by a Final Order. For the avoidance of doubt, nothing in this Section 10.6 shall release any claims of the Reorganized Debtors based on or relating to, or in any manner arising from events or transactions occurring after the Effective Date.

10.7.    Releases by Holders of Claims and Interests.

As of the Effective Date and to the fullest extent allowed by applicable law, except as otherwise provided in the Plan or in the Confirmation Order, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring, as an integral component of this Plan, the Released Parties are expressly, conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Releasing Parties from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, remedies, losses, and liabilities whatsoever, including any derivative claims or Causes of Action, asserted or assertable on behalf of the Debtors, the Reorganized Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Releasing Parties would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, or their Estates, the Chapter 11 Cases, the Debtors’ restructuring efforts, the negotiation, formulation or preparation of any transactions or documents in connection therewith, the Debtors’ intercompany transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements and any other transaction or other arrangement between any Debtor, Reorganized Debtor, or Estate and any Released Party, the Restructuring, the pursuit of confirmation of the Plan, the restructuring of any Claim or Interest before or during the Chapter 11 Cases, any actions or transactions under the Plan (including, without limitation, Sections 5.2, 5.12, and 5.13 of the Plan), the Disclosure Statement, the Plan Supplement, the Plan Support Agreements, the RBL Credit Facility, the RBL Credit Facility Loan Documents, the Secured Swap Agreements, the Amended and Restated Swap Agreements, the Exit Credit Facility, the Exit Credit Facility Loan Documents, the 7.625% Senior Unsecured Notes Indenture, the 6.875% Senior Unsecured Notes Indenture, and related agreements, instruments, and other documents (including the Definitive Documents) created or entered into before or during the Chapter 11 Cases, and the negotiation, formulation, or preparation thereof, the solicitation of votes with respect to the Plan, or any other act or omission, transaction, agreement, event, or other occurrence taking place or arising on or before the Effective Date related or relating to any of the foregoing, in each case other than Claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes fraud, willful misconduct, or gross negligence, as determined by a Final Order.

10.8.    Exculpation.

To the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the Restructuring, the Plan Support Agreements, the Disclosure Statement, the Plan, the Definitive Documents, the Amended and Restated Swap Agreements, the

Exit Credit Facility, the Exit Credit Facility Loan Documents, the 7.625% Senior Unsecured Notes Indenture, the 6.875% Senior Unsecured Notes Indenture, or any other contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing; the solicitation of votes for, or Confirmation or Consummation of, the Plan; the funding of the Plan; the occurrence of the Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; or the transactions in furtherance of any of the foregoing, including, without limitation, any actions or transactions under Sections 5.2, 5.12, and 5.13 of the Plan; except to the extent arising out of or related to any act or omission of an Exculpated Party that is a criminal act or that constitutes fraud, willful misconduct, or gross negligence. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9.    Retention of Causes of Action/Reservation of Rights.

(a)    Except as otherwise provided herein, including Sections 10.5, 10.6, 10.7, and 10.8, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Person without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ estates; provided, however, that the Reorganized Debtors shall not retain any Causes of Action whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Released Party (other than claims or Causes of Action arising out of or relating to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence, or willful misconduct). The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits, or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

(b)    Except as otherwise provided herein, including Sections 10.5, 10.6, 10.7, and 10.8, nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtors had immediately before the Petition Date, against or with respect to any claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors shall not retain any claims, Causes of Action, or other legal or equitable defenses against the Released Parties or with respect to any Claims of the Released Parties (other than claims or Causes of Action arising out of or relating to any act or omission of a Released Party that is a criminal act or constitutes fraud, gross negligence, or willful misconduct). The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff and other legal or equitable defenses that they had immediately before the Petition Date with respect to any claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights with respect to any claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.10.    Solicitation of the Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the

Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation; and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.11.    Ipso Facto and Similar Provisions Ineffective.

Upon the Effective Date, any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to a Debtor shall be void and of no further force or effect with respect to any Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any Person based on any of the following: (a) the insolvency or financial condition of a Debtor; (b) the commencement of the Chapter 11 Cases; (c) the Confirmation or Consummation of this Plan, including any change of control that will occur as a result of such Consummation; or (d) the Restructuring or any action taken in furtherance thereof.

10.12.    Corporate, Limited Liability Company, and Partnership Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) subject to the provisions of Section 8.5 above, the assumption of all employee compensation and Benefit Plans of the Debtors as in effect as of the Petition Date, (b) the selection of the directors and officers for the Reorganized Debtors, (c) the issuance and distribution of the New Common Shares and Memorial Limited Partner Warrants, (d) the entry into the Exit Credit Agreement and the other Exit Credit Facility Loan Documents, and (e) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date), in each case in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate, limited liability company, or partnership structure of the Debtors or the Reorganized Debtors, and any corporate, limited liability company, or partnership action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, officers, members, managers, or partners of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including without limitation, the Exit Credit Agreement and the other Exit Credit Facility Loan Documents. The authorizations and approvals contemplated by this Section 10.12 shall be effective notwithstanding any requirements under non-bankruptcy law.

SECTION 11.    RETENTION OF JURISDICTION.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, or related to the Chapter 11 Cases for, among other things, the following purposes:

(a)    to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation, or payment of Claims or Interests resulting therefrom, and to resolve any matters related to (i) the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which a Debtor or Reorganized Debtor is party or with respect to which a Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure amounts pursuant to section 365 of the Bankruptcy Code; (ii) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Section 8 of the Plan, any executory contracts or unexpired leases to the Schedule of Rejected Contracts and Leases or otherwise; or (iii) any dispute regarding whether a contract or lease is or was executory or expired;

(b)    to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)    to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided herein and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d)    to consider Claims or Interests or the allowance, classification, priority, compromise, estimation, or payment of any Claim or Interest;

(e)    to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)    to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the Consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)    to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, the Plan Supplement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)    to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Effective Date;

(i)    to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j)    to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following Consummation;

(k)    to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(l)    to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(m)    to hear, adjudicate, decide, or resolve any and all matters related to Section 10 of the Plan, including, without limitation, the releases, exculpations, discharge, and injunctions thereunder;

(n)    to resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid;

(o)    to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(p)    to resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, the Plan, any solicitation conducted in connection with the Plan and the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure;

(q)    to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r)    to enter a final decree closing the Chapter 11 Cases;

(s)    to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(t)    to hear and determine any rights, Claims or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(u)    to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

Notwithstanding anything herein to the contrary in this Section 11, the Exit Credit Agreement and the other Exit Credit Facility Loan Documents shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

SECTION 12.    MISCELLANEOUS PROVISIONS.

12.1.    Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required for each Reorganized Debtor’s case, the Reorganized Debtors shall pay all fees payable pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

12.2.    Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.    Request for Expedited Determination of Taxes.

The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.4.    Amendments.

(a)    Plan Modifications. The Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code; provided, that any such amendments, modifications, or supplements shall be subject to the consent rights set forth in the Unsecured Noteholder Plan Support Agreement and the RBL Plan Support Agreement, as applicable.

(b)    Other Amendments. Before the Effective Date, the Debtors may amend, modify, or supplement the Plan and the documents contained in the Plan Supplement that are consistent with the Plan Support Agreements to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court but shall be subject to the consent rights set forth in the RBL Plan Support Agreement and the Unsecured Noteholder Plan Support Agreement, as applicable.

12.5.    Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors, members, or partners, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.6.    Revocation or Withdrawal of the Plan.

The Debtors may not revoke or withdraw the Plan before the Effective Date without the consent of (a) the RBL Credit Facility Agent or the Requisite Lenders and (b) the Requisite Noteholders. If the Debtors take such action, the Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall (i) constitute a waiver or release of any Claims by or against or any Interests in the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any Person, or (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Person.

12.7.    Severability of Plan Provisions upon Confirmation.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be); and (c) nonseverable and mutually dependent.

12.8.    Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.9.    Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.10.    Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests, the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

12.11.    Successor and Assigns.

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Person.

12.12.    Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

12.13.    Notices.

All notices, requests and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	if to the Debtors:

Memorial Production Partners LP

500 Dallas Street, Suite 1600

Houston, Texas 77002

Attn:    Jason Childress

Telephone: (713) 490-8900

Facsimile: (713) 490-8901

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:    Gary T. Holtzer, Esq.

            Joseph H. Smolinsky, Esq.

Telephone: (212) 310-8000

Facsimile: (212) 310-8007

(b)	if to the RBL Credit Facility Agent, the Consenting Lenders and the Continuing Hedging Lenders:

Linklaters LLP

1345 Avenue of the Americas

New York, NY 10105

Attn:    Margot Schonholtz, Esq.

            Penelope Jensen, Esq.

Telephone: (212) 903-9000

Facsimile: (212) 903-9100

(c)	if to the Consenting Noteholders:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:    Brian M. Resnick, Esq.

            Angela M. Libby, Esq.

Telephone: (212) 450-4000

Facsimile: (212) 701-5800

After the Effective Date, the Debtors have authority to send a notice to entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of entities receiving documents pursuant to Bankruptcy Rule 2002 to those entities who have filed such renewed requests.

Dated:    January 16, 2017

MEMORIAL PRODUCTION PARTNERS LP

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

MEMORIAL PRODUCTION OPERATING LLC

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO JOINT CHAPTER 11 PLAN]

COLUMBUS ENERGY, LLC

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

RISE ENERGY OPERATING, LLC

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO JOINT CHAPTER 11 PLAN]

RISE ENERGY MINERALS, LLC

By:	Rise Energy Operating, LLC
its sole member

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

RISE ENERGY BETA, LLC

By:	Rise Energy Operating, LLC
its sole member

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO JOINT CHAPTER 11 PLAN]

MEMORIAL PRODUCTION FINANCE CORPORATION

By:
Name:
Title:

WHT ENERGY PARTNERS LLC

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

WHT CARTHAGE LLC

By:	WHT Energy Partners LLC
its sole member

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO JOINT CHAPTER 11 PLAN]

MEMORIAL ENERGY SERVICES LLC

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

MEMORIAL MIDSTREAM LLC

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

SAN PEDRO BAY PIPELINE COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO JOINT CHAPTER 11 PLAN]

MEMORIAL PRODUCTION PARTNERS GP LLC

By:
Name:
Title:

BETA OPERATING COMPANY, LLC

By:	Memorial Production Operating LLC
its sole member

By:	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

MEMP SERVICES LLC

By	Memorial Production Partners LP,
its sole member

By:	Memorial Production Partners GP LLC,
its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO JOINT CHAPTER 11 PLAN]

Exhibit A

Unsecured Noteholder Plan Support Agreement

Exhibit B

RBL Plan Support Agreement